INVESTMENT MANAGERS SERIES TRUST
SHAREHOLDER SERVICE PLAN
with respect to:
EuroPac International Value Fund
EuroPac International Bond Fund
EuroPac Hard Asset Fund
EP China Fund
EP Asia Small Companies Fund
EP Latin America Fund
EuroPac Gold Fund
EP Strategic US Equity Fund
(each a “Fund” and collectively, the “Funds”)

WHEREAS: Investment Managers Series Trust (the “Trust”) is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Act”).

The Funds are series of the Trust. The Trust desires to adopt a Plan to provide for shareholder servicing for the benefit of each Fund and the beneficial owners (the “Clients”) of such Fund’s shares (the “Shares”).

Euro Pacific Asset Managment, LLC (the “Advisor”) is the investment advisor to the Funds and may serve as a shareholder servicing agent.

NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts this Plan on behalf of each Fund for its Shares on the following terms and conditions:

1.    Each Fund may pay the Advisor, as set forth in paragraph 3, for providing or for arranging for the provision by securities broker-dealers and other securities professionals (“Service Organizations”) of non-distribution personal shareholder services (“Shareholder Services”) to Clients, including but not limited to shareholder servicing provided by the Advisor, provided that such shareholder servicing is not duplicative of the servicing otherwise provided by any person with respect to the Shares.  Alternatively, each Fund may pay Service Organizations directly for the provision of such Shareholder Services.

2.    Such services may include, but are not limited to, (a) establishing and maintaining accounts and records relating to Clients who invest in the Funds; (b) aggregating and processing orders involving Shares; (c) processing dividend and other distribution payments from the Funds on behalf of Clients; (d) providing information to Clients as to their ownership of Shares or about other aspects of the operations of the Funds; (e) preparing tax reports or forms on behalf of Clients; (f) forwarding communications from the Funds to Clients; (g) assisting Clients in changing the Funds’ records as to their addresses, dividend options, account registrations or other data; (h) providing sub-accounting with respect to Shares or the information to the Funds necessary for sub-accounting; (i) responding to Client inquiries relating to the services performed; (j) providing Clients with a service that invests the assets of their accounts in Shares pursuant to specific or pre-authorized instructions; and (k) providing such other similar services as the Advisor may reasonably request to the extent it or a Service Organization is permitted to do so under applicable statutes, rules or regulations.

3.    Each Fund shall pay the Advisor or a Service Organization, as applicable, for its services at an annual rate of up to 0.15% of the average daily net asset value of such Fund.  The Funds may make such payments monthly, and payments to the Advisor or Service Organization may exceed the amount expended by the Advisor or Service Organization during the month or the year to date.  The payments shall be calculated monthly.  In the event that payments to the Advisor with respect to a Fund during a fiscal year exceed the amounts expended by the Advisor (or accrued, in the case of payments to Service Organizations during a fiscal year), the Advisor will promptly refund to the Fund any such excess.  Payments by any Fund under this Shareholder Service Plan may be discontinued, or the rate amended, at any time by the Board of Trustees of the Trust, in its sole discretion. The Advisor may make final and binding decisions as to all matters relating to payments to Service Organizations, including but not limited to (i) the identity of Service Organizations; and (ii) what Shares, if any, are to be attributed to a particular Service Organization, to a different Service Organization or to no Service Organization.

4.     While this Plan is in effect, the Advisor shall report in writing at least quarterly to the Trust’s Board of Trustees, and the Board shall review, the amounts expended under this Plan and the purposes for which such expenditures were made.

5.     This Plan has been approved by a vote of the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of this Plan (the “Independent Trustees”).  This Plan shall, unless terminated as hereinafter provided, continue in effect for one year from the date hereof with respect to a Fund, and from year to year thereafter only so long as such continuance is specifically approved at least annually by the Trust’s Board of Trustees including the Independent Trustees.  This Plan may be terminated or amended at any time by a vote of a majority of the Independent Trustees.

Dated: _____________, 2013.